Exhibit 99.1

PRESS RELEASE

DOLLAR TREE REPORTS SECOND-QUARTER SALES OF $1.093 BILLION
-- 12.5% GROWTH IN REVENUE
-- 6.5% INCREASE IN COMPARABLE-STORE SALES

CHESAPEAKE, Va. – August 7, 2008 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported that total sales for its fiscal second quarter of 2008 were $1.093 billion, a 12.5% increase compared to $971.2 million in last year’s fiscal second quarter.  Comparable-store sales for the quarter increased 6.5%.  In the second quarter last year, comparable-store sales increased 4.4%.

“Sales were strong throughout the quarter,” President and CEO Bob Sasser said.  “Our stores are more relevant than ever for the times, providing extreme value everyday on products that customers want and need.  The sales increase was driven primarily by food, health and beauty care, party supplies and household consumables.”

The Company will provide more detailed information about its second quarter 2008 operating results and guidance for the fiscal third quarter during its upcoming earnings conference call scheduled for Wednesday, August 27, 2008, 9:00 a.m. EDT.  The telephone number for the call is 888-726-2459.  A recorded version of the call will be available until midnight Wednesday, September 3, and may be accessed by dialing 888-203-1112 and the pass code is 9124046.  International callers may dial 719-457-0820 and the pass code is 9124046.  A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com/medialist.cfm, and will remain on-line until midnight Wednesday, September 3.

Dollar Tree operated 3,517 stores in 48 states as of August 2, 2008, compared to 3,334 stores in 48 states a year ago.  During the fiscal second quarter of 2008, the Company opened 50 stores, closed 7 stores, and expanded or relocated 19 stores.  The Company’s retail selling square footage totaled approximately 29.5 million at August 2, 2008, a 7.3% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10  - K filed April 1, 2008 and our Quarterly Report on Form 10-Q filed June 12, 2008.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com